Exhibit 99.5

Guardian 8 Receives Significant International Interest, Pursuing Distribution Partners

SCOTTSDALE, AZ -- (Marketwire) -- 08/13/12 -- Guardian 8 Corporation, a wholly owned operating subsidiary of Guardian 8 Holdings (OTCQB: GRDH) (PINKSHEETS: GRDH), announced today that it has engaged an Arizona-based consultant to provide guidance in its pursuit of international distributors in the western hemisphere. The company has attended security industry conferences ASIS and ISC-West in 2011 and 2012, attracting prospective distributors from across the globe.

Guardian 8 CEO Steve Cochennet commented, "The international response to our Pro V2 product offering has been spectacular. We have received interest from seventeen countries in Central and South America alone." Public documents released by the company indicate that the international market presents a $20 Billion sales opportunity. Guardian 8 cited the need for multi-lingual skills and local market knowledge as the reason for hiring the consultant.

A significant development for Guardian 8 was the assignment of an export classification of "EAR 99" which provides the company with vastly simplified export requirements as compared to other non-lethal weapons categories. Cochennet added, "Our export clearance is only part of the equation and we recognize the need to support our prospective distributors seeking import clearance in their native country. That support begins now."

Guardian 8 is developing a personal defense product that emphasizes a 'layered defense' approach to protection. The company received its second nomination for "Security's Best" from ASIS and finalists are expected to be announced in September 2012.

Product Page: http://guardian8.com/product/

Company LinkedIn page: http://www.linkedin.com/company/2298044?trk=tyah

About Guardian 8 Holdings

Guardian 8 Holdings, through its wholly owned operating subsidiary, Guardian 8 Corporation, is the developer and manufacturer of the G8 Pro V2, a unique and innovative product which combines eight non-lethal technologies designed to prevent and protect an individual from aggressors and assailants, while notifying law enforcement or others of the situation. The small, easy to use hand-held unit integrates an alerting siren, LED strobe light, laser spotter, camera, microphone, emergency notification, and pepper spray. The company plans to market their personal defense solution to professional security organizations, as well as individuals and families. To learn more about the company and its device, visit www.Guardian8.com

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21B of the Securities Exchange Act of 1934, as amended. Any statements that express or involve discussions with respect to predictions, expectations, beliefs, plans, projections, objectives, goals, assumptions or future events or performance are not statements of historical fact and may be "forward-looking statements."

Such statements are based on expectations, estimates and projections at the time the statements are made that involve a number of risks and uncertainties which could cause actual results or events to differ materially from those presently anticipated. Such statements involve risks and uncertainties, including but not limited to: any implied or perceived benefits resulting from the engagement of the international consultant; the actual number of countries interested in Guardian 8's product; Guardian 8's and its subsidiaries business prospects; the ability of Guardian 8 to execute its business plan and establish international distributorships; benefits of the G8 Pro V2 device; any other effects resulting from the information disclosed above; risks and effects of legal and administrative proceedings and government regulation; future financial and operational results; competition; general economic conditions; and the ability to manage and continue growth. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated.

Important factors that could cause actual results to differ materially from the forward-looking statements Guardian 8 makes in this press release include market conditions and those set forth in reports or documents it files from time to time with the SEC. Guardian 8 undertakes no obligation to revise or update such statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Investor Contact:
James Kautz
888-654-5318